EXHIBIT 12

                            U S WEST, Inc.
                  RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollars in Millions)

                                                    Quarter Ended
                                                  9/30/96    9/30/95
------------------------------------------------ ---------  ---------
Income before income taxes, extraordinary item
  and cumulative effect of change in accounting
  principle                                           $494       $538
Interest expense (net of amounts capitalized)          140        137
Interest factor on rentals (1/3)                        22         22
Equity losses in unconsolidated ventures
  (less than 50% owned)                                 41          2
Guaranteed minority interest expense                    12          2
                                                 ---------  ---------
Earnings                                              $709       $701

Interest expense                                       156        156
Interest factor on rentals (1/3)                        22         22
Guaranteed minority interest expense                    12          2
Preferred stock dividends (pre-tax equivalent)           1          2
                                                 ---------  ---------
Fixed charges                                         $191       $182

Ratio of earnings to fixed charges                    3.71       3.85
------------------------------------------------ ---------  ---------

                                                     Year-to-Date
                                                  9/30/96    9/30/95
------------------------------------------------ ---------  ---------
Income before income taxes, extraordinary item
  and cumulative effect of change in accounting
  principle                                         $1,502     $1,590
Interest expense (net of amounts capitalized)          411        404
Interest factor on rentals (1/3)                        69         71
Equity losses in unconsolidated ventures
  (less than 50% owned)                                111         28
Guaranteed minority interest expense                    36          2
                                                 ---------  ---------
Earnings                                            $2,129     $2,095

Interest expense                                       471        448
Interest factor on rentals (1/3)                        69         71
Guaranteed minority interest expense                    36          2
Preferred stock dividends (pre-tax equivalent)           4          5
                                                 ---------  ---------
Fixed charges                                         $580       $526

Ratio of earnings to fixed charges                    3.67       3.98
------------------------------------------------ ---------  ---------

EXHIBIT 12

                  U S WEST Financial Services, Inc.
                 RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in Thousands)

                                                     Quarter Ended
                                                   9/30/96   9/30/95
------------------------------------------------- --------- ---------
Income before income taxes                           $9,368    $2,297
Interest expense                                      5,447     7,113
Interest factor on rentals (1/3)                         13         5
                                                  --------- ---------
Earnings                                            $14,828    $9,415

Interest expense                                      5,447     7,113
Interest factor on rentals (1/3)                         13         5
                                                  --------- ---------
Fixed charges                                        $5,460    $7,118

Ratio of earnings to fixed charges                     2.72      1.32
---------------------------------------------------------------------

                                                      Year-to-Date
                                                   9/30/96   9/30/95
----------------------------------------------------------- ---------
Income before income taxes                          $18,091    $7,677
Interest expense                                     16,158    23,682
Interest factor on rentals (1/3)                         44        36
                                                  --------- ---------
Earnings                                            $34,293   $31,395

Interest expense                                     16,158    23,682
Interest factor on rentals (1/3)                         44        36
                                                  --------- ---------
Fixed charges                                       $16,202   $23,718

Ratio of earnings to fixed charges                     2.12      1.32
---------------------------------------------------------------------